Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

Berkshire Hills Bancorp, Inc. and Beacon Federal Bancorp, Inc.

The following unaudited pro forma combined condensed consolidated financial information and explanatory notes show the pro forma impact on the historical financial position and results of operations of Berkshire Hills Bancorp, Inc. (“Berkshire”) resulting from the acquisition of Beacon Federal Bancorp, Inc. (“Beacon”).

The unaudited pro forma combined condensed consolidated financial information has been prepared using the accounting principles for business combinations.  Berkshire completed the acquisition of Beacon on October 19, 2012.  The pro forma financial information includes stock and subordinated debt that was issued in conjunction with this acquisition.  The pro forma financial information also includes Beacon’s Tennessee operations as continuing operations; Berkshire had previously anticipated that these operations would be divested subsequent to the Beacon merger.

The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire and Beacon as of June 30, 2012.  As of the merger date, this was the most recent financial information on these two entities which had been filed with the SEC, and Beacon did not subsequently file more recent financial information with the SEC.  The unaudited pro forma combined condensed consolidated statements of income combine the historical financial information of Berkshire and Beacon, and give effect to the merger as if it had been completed as of January 1, 2011.  Subsequent to January 1, 2011 and prior to the Beacon merger date, Berkshire acquired Rome Bancorp, Legacy Bancorp, the Connecticut Bank and Trust Company, and the operations of Greenpark Mortgage Corporation (which is now operating as a division of Berkshire Bank).  The assets and liabilities related to these acquisitions were included in Berkshire’s consolidated statement of financial condition as of June 30, 2012.  The operations of these entities are included in the historical financial information of Berkshire as of the dates that these entities were acquired.  Certain reclassifications have been made to historical financial information in order to conform to this combined condensed presentation.

The merger with Beacon was completed prior to the start of business on October 19, 2012; the closing price of Berkshire’s stock on October 18, 2012 was $23.06, and that price was used to value Berkshire’s stock consideration for this acquisition.

The unaudited pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Beacon at their respective fair values and represents pro forma estimates by Berkshire based in most cases on estimates prior to the acquisition date.  The final allocation of the Beacon purchase price will be determined after completion of thorough analyses to determine the value of the tangible and identifiable intangible assets and liabilities as of the completion date of the business combination.  Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Berkshire’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Changes to Beacon’s stockholders’ equity, including results of operations from June 30, 2012 through the date the merger was completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Berkshire anticipates that the Beacon merger will provide the combined company with financial benefits that include reduced recurring operating expenses. Berkshire expects to realize cost savings of 30% of the anticipated recurring non-interest expense of Beacon.  These cost savings are not included in these unaudited pro forma statements and there can be no assurance that expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, changes in the loan loss provision, or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.  The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Berkshire and Beacon.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors.  Factors that could cause the results of Berkshire or Beacon to differ materially from those described in the forward looking statements can be found in the filings made by Berkshire and Beacon with the Securities and Exchange Commission, including the Berkshire Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Beacon Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Berkshire Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and the Beacon Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.  Because of these and other uncertainties, actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements.  In addition, Berkshire’s and Beacon’s past results of operations do not necessarily indicate Berkshire’s and Beacon’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made.  Berkshire does not undertake an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law.  All forward-looking statements are qualified by these cautionary statements.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Berkshire common stock or the actual or future results of operations of Berkshire for any period. Actual results may be materially different than the pro forma information presented.  In accordance with SEC requirements, the pro forma statements of income report income from continuing operations and exclude income (loss) from discontinued operations reported by Berkshire in 2011 and 2012, which were related to branches acquired from Legacy Bancorp and subsequently divested by Berkshire.

Unaudited Combined Pro Forma Condensed Consolidated Statement of Financial Condition
as of June 30, 2012

					Pro Forma
			Pro Forma		Berkshire/
			Merger		Beacon
(In thousands)	Berkshire	Beacon	Adjustments		Combined
Assets
Cash and due from banks	$66,486	$33,816	$5,317	(1)	$105,619
Securities	567,729	185,307	(6,851	)(2)	746,185
Loans held for sale	59,280	2,845	—		62,125
Total loans	3,365,619	745,101	(38,700	)(3)	4,072,020
Less: Allowance for loan losses	(32,868)	(13,027)	13,027	(3)	(32,868)
Net loans	3,332,751	732,074	(25,673)		4,039,152
Goodwill	220,360	—	47,177	(4)	267,537
Other identifiable intangible assets	19,505	—	2,163	(5)	21,668
Total intangible assets	239,865	—	49,340		289,205
Other assets	241,612	43,930	7,000	(6)	292,542
Total assets	$4,507,723	$997,972	$29,133		$5,534,828

Liabilities
Total deposits	$3,409,705	$678,240	$900	(7)	$4,088,845
Total borrowings	467,991	199,171	82,500	(8)	749,662
Other liabilities	46,757	5,387	300	(9)	52,444
Total liabilities	3,924,453	882,798	83,700		4,890,951
Stockholders’ equity	583,270	115,174	(54,567	)(10)	643,877
Total liabilities and stockholders’ equity	$4,507,723	$997,972	$29,133		$5,534,828

Item: Outstanding common shares	22,169	6,203	(3,503	)(10)	24,869

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For the Fiscal Year Ended December 31, 2011

					Pro Forma
			Pro Forma		Berkshire/
			Merger		Beacon
(In thousands, except share data)	Berkshire	Beacon	Adjustments		Combined
Interest and dividend income
Loans	$124,398	$43,339	$3,900	(11)	$171,637
Securities and other	13,862	6,457	140	(11)	20,459
Total interest and dividend income	138,260	49,796	4,040		192,096
Interest expense
Deposits	23,372	8,420	(450	)(11)	31,342
Borrowings	8,368	10,258	3,570	(11)	22,196
Total interest expense	31,740	18,678	3,120		53,538
Net interest income	106,520	31,118	920		138,558
Non-interest income	35,803	9,920	—	(12)	45,723
Total net revenue	142,323	41,038	920		184,281
Provision for loan losses	7,563	10,062	—	(13)	17,625
Total non-interest expense	116,052	22,294	(700	)(14)	137,646
Income from continuing operations before income tax expense	18,708	8,682	1,620		29,010
Income tax expense	2,041	2,951	656	(15)	5,648
Net income from continuing operations	$16,667	$5,731	$964		$23,362

Basic earnings per share:
From continuing operations	$0.93	$0.95			$1.13

Diluted earnings per share:
From continuing operations	$0.93	$0.93			$1.13

Weighted average common shares outstanding:
Basic	17,885	6,045	(3,345	)(16)	20,585
Diluted	17,952	6,156	(3,456	)(16)	20,652

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income
For the Six Months Ended June 30, 2012

			Pro Forma		Pro Forma
			Merger		Beacon
(In thousands, except share data)	Berkshire	Beacon	Adjustments		Combined
Interest and dividend income
Loans	$73,838	$19,065	$1,394	(11)	$94,297
Securities and other	7,490	2,801	71		10,362
Total interest and dividend income	81,328	21,866	1,465		104,659
Interest expense
Deposits	10,984	3,550	(226	)(11)	14,308
Borrowings	4,146	4,929	1,785	(11)	10,860
Total interest expense	15,130	8,479	1,559		25,168
Net interest income	66,198	13,387	(95)		79,491
Non-interest income	22,090	3,347	—	(12)	25,437
Total net revenue	88,288	16,734	(95	)(14)	104,928
Provision for loan losses	4,250	1,590	—	(13)	5,840
Total non-interest expense	64,378	12,071	(350	)(14)	76,099
Income from continuing operations before income tax expense	19,660	3,073	256		22,989
Income tax expense	5,193	1,142	103	(15)	6,438
Net income from continuing operations	$14,467	$1,931	$153		$16,551

Basic earnings per share:
From continuing operations	$0.68	$0.32			$0.69

Diluted earnings per share:
From continuing operations	$0.68	$0.32			$0.69

Weighted average common shares outstanding:
Basic	21,349	5,961	(3,251	)(16)	24,059
Diluted	21,434	6,097	(3,397	)(16)	24,134

The accompanying notes are an integral part of these pro forma consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and income of Berkshire resulting from the business combination with Beacon under accounting principles for business combinations.  Under these accounting principles, the acquired assets and liabilities are recorded by Berkshire at their respective fair values as of the date the business combination is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire and Beacon as of June 30, 2012 and assumes that this business combination was completed as of June 30, 2012.  The unaudited pro forma combined condensed consolidated statements of income give effect to this business combination as if it had been completed on January 1, 2011.  All loans are recorded at fair value, including adjustments for estimated credit losses, and no allowance for loan losses is carried over to Berkshire’s statement of financial condition. In addition, certain anticipated nonrecurring costs associated with the business combination and conversion-related expenditures are not reflected in the unaudited pro forma statements of income.  While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statements of income, we assumed no adjustments to the historical amount of Beacon’s provision for loan losses.   If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Beacon’s provision for loan losses presented.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of Beacon are in the process of being reviewed in detail by Berkshire.  On completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

The plans to integrate the operations of Berkshire with those of Beacon will be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where there may be potential advantage in eliminating redundancies.  Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Berkshire expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.  Transaction costs represent direct, incremental costs of the specific acquisition.  Estimated transaction costs expected to be incurred in closing the transaction are accrued in the unaudited pro forma balance sheet, but are not reflected in the unaudited pro forma income statement.  See further discussion of Berkshire’s consideration of transactional costs in Note F sections 1, 10 and 14.

Note D — Estimated Annual Cost Savings

Berkshire expects to realize annualized cost savings related to recurring non-interest expense of $6.1 million (30%) of Beacon’s expected recurring non-interest expense following the mergers.  Berkshire expects to achieve approximately 90% of the annualized savings rate in 2013 and 100% of the annualized savings rate thereafter.  These anticipated cost savings are integral to Berkshire’s strategy in entering into these business combinations.  These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E — Beacon’s Tennessee Operations

The pro forma financial information includes Beacon’s Tennessee operations as continuing operations; Berkshire had previously anticipated that these operations would be divested subsequent to the Beacon merger.

Note F  — Unaudited Pro Forma Merger and Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. Except where otherwise noted, all adjustments are based on assumptions and valuations estimated by Berkshire at the time of the merger agreement.  These estimates are subject to change.  Actual adjustments will be based on completion of analyses based on facts and conditions as of the October 19, 2012 Beacon merger date.  These adjustments will be included in Berkshire’s consolidated financial information for the fiscal year ending December 31, 2012.

(1)                                 The adjustment to cash includes the excess of the $74.1 million cash proceeds from the issuance of subordinated debt on September 28, 2012 (net of discount) over the $60.2 million total cash consideration paid to Beacon shareholders on October 19, 2012.  Additionally, the adjustment to cash includes $8.6 million in estimated net after-tax transaction costs which are expected to be recorded to net income and which are shown as an adjustment to shareholders’ equity.

(2)                                 Reflects $2.8 million related to an adjustment for a discount to be recorded to the estimated fair value of securities, and the elimination of Berkshire’s $4.1 million existing investment in Beacon shares, which were cancelled in accordance with the merger agreement.

(3)                                 The loan adjustment includes an estimated $27.0 million for non-accretable credit discount, and $11.7 million in accretable discount based on the interest rate and credit characteristics of the acquired loans.  Based on the principles of accounting for business combinations, the Beacon loan loss allowance is eliminated.

(4)                                 Represents adjustments to goodwill resulting from recording the Beacon assets and liabilities at fair value.  These adjustments are preliminary and are subject to change.   When final adjustments are completed, the amounts may be materially different than those presented here.  The excess of consideration actually paid over the pro forma estimated fair value of net assets acquired is recorded as goodwill and is summarized Note F-10.

(5)                                 Represents the recognition of the core deposit intangible asset at fair value, and the fair value of identifiable insurance and wealth management customer contracts, along with leasehold intangibles.

(6)                                 The adjustment to other assets primarily consists of adjustments in the net deferred tax asset resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles, and other deferred tax items.  The actual tax asset adjustments will be determined upon final analysis.

(7)                                 Represents the estimated fair value adjustment to certificate of deposit liabilities.

(8)                                 The adjustment to borrowings includes the $74.1 million net balance (after discount) of subordinated debt issued by Berkshire on September 28, 2012 for the cash consideration and transaction costs of the Beacon merger.  Additionally, the borrowings adjustment includes $8.4 million representing the estimated fair value adjustment to acquired borrowings.

(9)                                 Represents adjustments to accrual balances.

(10)                          A summary of the net impact of adjustments to stockholders’ equity and goodwill for the Beacon merger is as follows (dollars and shares in thousands):

Equity and Goodwill Adjustment Detail

(in thousands except per share information)

Equity adjustment
Fair value of Berkshire common shares issued	$62,273	(a)
Fair value of Beacon stock options converted to Berkshire options	5,792	(c)
Gain on Beacon stock owned by Berkshire, recorded in income	1,142	(d)
Elimination of Beacon stockholders’ equity	(115,174)
After tax transaction costs charged against cash and equivalents	(8,600)

Total stockholders’ equity adjustment	$(54,567)

Goodwill adjustment
Fair value of Berkshire common shares issued for Beacon acquisiton	$62,273	(a)
Cash payments to Beacon stockholders	60,183	(b)
Fair value of Beacon stock options converted to Berkshre options	5,792	(c)
Cost of Beacon shares previously purchased by Berkshire	4,051	(d)
Gain on Beacon stock owned by Berkshire, recorded in income	1,142	(d)
Total consideration	$133,441

Carrying value of Beacon net assets at June 30, 2012	$115,174
Fair value adjustments (debit/(credit))
Investment securities	(2,800)
Loans gross	(38,700)
Allowance for loan losses	13,027
Identifiable intangible assets	2,163
Certificates of deposit	(900)
Borrowings	(8,400)
Other assets	7,000
Other liabilities	(300)
Total fair value adjustments	$(28,910)

Fair value of net assets acquired at June 30, 2012	$86,264

Excess of consideration paid over fair value of net assets acquired (goodwill)	$47,177

(a) Berkshire common stock issued for Beacon is calculated as follows:
Beacon common shares outstanding as of October 18, 2012	5,871
Percentage of Beacon shares exchanged for BHLB stock consideration	50%
Exchange ratio of Berkshire shares for Beacon shares	92%
Berkhire common shares issued for Beacon acquisition	2,700
Closing price per share of Berkshire stock on October 18, 2012	$23.06
Fair value of Berkshire common shares issued for Beacon acquisiton	$62,273

(b) The cash portion of the merger consideration is calculated as follows:
Beacon common shares outstanding as of October 18, 2012	5,871
Percentage of Beacon shares exchanged for cash consideration	50%
Beacon shares exchanged for cash consideration	2,936
Cash consideration paid per share of Beacon stock	$20.50
Total cash consideration including cash paid for fractional shares	$60,183

(c) Under the terms of the merger agreement, the 600,193 Beacon stock options outstanding with a weighted average strike price of $9.44 per Beacon share were converted into options of Berkshire stock with the same remaining term.  These new Berkshire options were  determined to have a total fair value of approximately $5.8 million.

(d)  Berkshire purchased 129,000 shares of Beacon common stock prior to negotiating the merger; Bershire purchased an additional 120,000 shares of Beacon common stock after the merger announcement. The $4.1 million cost basis of this stock is accounted for as an element of consideration in determining goodwill. The $1.1 million approximate gain will be recorded in income and is therefore credited as an adjustment to equity (there is no tax offset due to capital loss carryforwards).

(11)                             Includes the amortization/accretion of fair value adjustments related to loans, investment securities, deposits and borrowings over the estimated lives of the related asset or liability, excluding any adjustments related to estimated loan credit losses.  Estimated lives are 3-5 years for loans, 20 years for investment securities, one year for deposits, and three years for borrowings, and amortizations are all straight line except for accretable loan discounts which are five year sum of the years digits.  Additionally, the interest expense adjustment includes interest with an initial effective interest rate of 7% per year on the $75 million in subordinated borrowings utilized to fund the merger cash consideration and merger related costs.

(12)                             Non-interest income does not reflect revenue enhancement opportunities for Beacon.  Berkshire expects to produce additional non-interest income in these new markets due to its broader product capabilities.

(13)                             See Note G below.

(14)                             Adjustments to non-interest expense include amortization of the identifiable intangible assets, primarily consisting of core deposit intangible assets amortized using the sum of the years digits method over ten years.  The non-interest expense adjustment is net of estimated savings of $1.1 million per year related to the termination of the Beacon ESOP in accordance with the merger agreement.  Non-interest expenses do not reflect anticipated cost savings, which are estimated at 30% for Beacon.  Non-interest expenses also do not include one-time transaction expenses which were expensed by Berkshire against income and which are accounted for as balance sheet adjustments to cash and equity in these unaudited pro forma financial statements.   The transaction expenses for Beacon were insignificant during the interim period, and there were none during the annual period.

(15)                             Reflects the tax impact of the pro forma merger adjustments at Berkshire’s statutory income tax rate of 40.5% for 2011 and 40.2% for 2012.

(16)                             Adjustment reflects the elimination of Beacon shares outstanding, offset by the shares issued in connection with the Beacon merger.  See note 10 for additional information about share adjustments.

Note G —  Effect of Hypothetical Adjustments on Beacon’s Historical Financial

Statements

The unaudited pro forma combined condensed consolidated statement of income presents the pro forma results assuming the Beacon merger occurred on January 1, 2011.   As required by Regulation S-X Article 11, the pro forma statement of income does not reflect any adjustments to eliminate Beacon’s historical provision for credit losses.  Beacon’s provision for credit losses for the periods presented relate to loans that Berkshire is required to initially record at fair value. Such fair value adjustments include a component related to the expected credit losses on those loan portfolios. Berkshire believes that these provisions would not have been recorded in Berkshire’s consolidated financial statements for the periods presented had the mergers been completed on January 1, 2011.